UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 24, 2016

Weyland Tech Inc.

 (Exact name of registrant as specified in its charter)

Delaware	000-51815	46-5057897
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9/F, The Wellington
198 Wellington Street, Central
Hong Kong HKSAR
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	+852 9316 6780

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 24, 2016 the company signed a Term Sheet ("TS") with Meta 4 Group SarL ("Meta4") to form a joint venture partnership for the rollout of Meta4's 'Worldfriend's' network platform in the greater Indonesia market.

The JV calls for a fifty-fifty (50/50) partnership between Weyland Tech. Incorporated and Meta4 to roll out Worldfriend's Network's service in Indonesia, over the next twelve months.

Over the next twelve months, Weyland Tech and Meta4 will offer free subscription to WorldFriends.id (Indonesia) and gradually layer in value-added services including a CreateApp 'DIY' application for individuals to build their own app for personal or business use.

Meta 4 Group, founded in 2006, is based in Luxembourg with operations in Shanghai, Hong Kong and Tokyo. The company’s WorldFriends is the fastest growing international network for meeting new people and making new friends. WorldFriends has over 6 million Members from 110 countries and is available in Bahasa, Chinese, Korean, Japanese and English languages.

Michael McNabb, CEO of Meta 4 Group commented that "Consumers aged 18-25 in Indonesia wish to reach beyond their culture and ethnic identities and play a role in the “global village”. The WorldFriend’s service offers them the opportunity to reach beyond their borders and meet new friends. Given the demographics and economic growth we are seeing in Indonesia and SEA, we are very positive about this opportunity and the timing thereof.”

A definitive joint venture agreement is expected to be signed by March 15, 2016 with anticipated launch by April 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weyland Tech Inc.

Dated: February 26, 2016	By: /s/ Brent Y. Suen
Name: Brent Y. Suen
Title: President & CEO